EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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        EXCEL SWITCHING CORPORATION COMPLETES ACQUISITION OF RASCOM, INC.

HYANNIS, MASS. -- MAY 11, 1999 -- Excel Switching Corporation (Nasdaq: XLSW), a leading provider of open switching platforms for telecommunications networks worldwide, today announced it has completed the acquisition of RAScom, Inc. of Salem, N.H..

On April 15, 1999 Excel announced that it had signed a definitive agreement to acquire privately-held RAScom, Inc., a leading provider of remote access server
(RAS) technology. The acquisition of RAScom will expand Excel's addressable market by adding data capabilities to its Expandable Switching System (EXS) product line for the Internet Service Provider (ISP) and Competitive Local Exchange Carrier (CLEC) markets.

Under the terms of the acquisition, Excel acquired all outstanding shares and options of RAScom in exchange for approximately 1.1 million shares of Excel common stock, valued at approximately $24 million. The transaction was accounted for as a pooling of interests transaction and qualified as a tax-free reorganization.

ABOUT EXCEL
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Excel Switching Corporation is a leading provider of open switching platforms for telecommunications networks worldwide. Excel develops, manufactures, markets and supports a family of open, programmable, carrier-class voice and data gateways that address the complex needs of network providers. Excel's products are currently deployed in telecommunications networks worldwide. Visit Excel's website at http://www.xl.com.
                                     (more)

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EXCEL SWITCHING COMPLETES ACQUISITION OF RASCOM                           PAGE 2


NOTE TO INVESTORS:
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This release contains forward-looking statements that are made pursuant to the
Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to a number of risks and uncertainties that could cause actual results to differ materially from the company's expectations. Factors that might cause such a difference include, but are not limited to, those relating to Excel's highly competitive market; risks associated with Excel's concentrated product family and new product introductions; the evolving market for telecommunications services and rapid technological change; possible delayed or lengthy sales cycles; risks relating to acquisitions; risks associated with efficiently and effectively integrating RAScom's product offerings and personnel; risks associated with international sales; dependence on and concentration of relationships with application developers, original equipment manufacturers and systems integrators; Excel's dependence on its proprietary rights; and other risks identified in the Company's Securities and Exchange Commission filings including those risks identified in the section entitled "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Product and service names used within are trademarks, registered trademarks and service marks of their respective owners.


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CONTACTS:
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Erica Robinson                                         Deborah Shih
Excel Switching Corporation                            FitzGerald Communications
(508) 862-3000                                         (617) 494-9500
erobinson@xl.com                                       dshih@fitzcomm.com